INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of BioRestorative Therapies, Inc. (the "Company") on Form S-8 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 29, 2019 with respect to our audits of the consolidated financial statements of BioRestorative Therapies, Inc. and Subsidiary as of December 31, 2018 and 2017 and for each of the two years in the period ended December 31, 2018 appearing in the Annual Report on Form 10-K of BioRestorative Therapies, Inc. for the year ended December 31, 2018.

/s/ Marcum LLP
New York, NY
August 15, 2019